Exhibit No. 10.1

JAMES E. MAY
CHIEF ADMINISTRATIVE OFFICER
AND GENERAL COUNSEL
Telephone: (239) 443-1627
Telecopier: (239) 540-6501
Email address:
jamesmay@tigrent.com

March 16, 2010

Robert T. Kiyosaki	Mike Sullivan
Rich Global, LLC	Rich Dad Operating Company, LLC
4430 N. Civic Center Plaza, Suite 100	4430 N. Civic Center Plaza, Suite 100
Scottsdale, Arizona 85251	Scottsdale, Arizona 85251

Steven C. Barre	Charles W. Lotzar
Tigrent Inc.	Lotzar Law Firm, P.C.
1612 E. Cape Coral Parkway	6263 N. Scottsdale Road, Suite 216
Cape Coral, Florida 33904	Scottsdale, Arizona 85250

Re: Rich Dad Education, LLC Restructuring

Gentlemen:

This letter of intent (“LOI”) entered into this March 16, 2010 among Rich Global, LLC (“RG”), and Rich Dad Operating Company, LLC (“RD”), on the one hand, and Tigrent Inc. (“Tigrent”) on the other, and sets forth the principal terms and conditions under which they will restructure their relationship.  The parties shall use best efforts to enter into definitive agreements that incorporate these terms and such additional terms and conditions customary for agreements of this nature no later than March 31, 2010.

In summary, the following transactions between the parties are contemplated, and shall be executed and delivered concurrently:

•                              Settlement Agreement Related to Rich Dad Education, LLC;

•                              New Rich Dad Operating Company, LLC License with Tigrent;

•                              Cooperative Marketing and Advertising Agreement;

•                              Termination of the Administrative Services Agreement between Tigrent Group Inc. and Rich Dad Education, LLC;

•                             Termination of the License Agreements between Rich Dad Education, LLC and (i) RG and (ii) Tigrent;

•                             Amendment to the Rich Dad Education, LLC Operating Agreement for corrections related to allocations;

•                             Issuance of shares of Tigrent common stock and shareholder’s rights agreement; and

•                             Winding up of Rich Dad Education, LLC.

A.                                    SETTLEMENT AGREEMENT RELATED TO RICH DAD EDUCATION, LLC

I.                                         Parties:

(a)                                  Rich Global, LLC (“RG”).

(b)                                Tigrent Inc. (“Tigrent”).

(c)                                  Rich Dad Education, LLC (“RDE”).

(d)                                Rich Dad Operating Company, LLC (“Rich Dad”), as a consenting party and intended third-party beneficiary with respect to certain rights established within this Agreement.

II.            Effective Date:  upon execution.

III.           Material Terms to be included in the definitive agreement related to settlement (the “Definitive Settlement Agreement”):

(A)                               Equity Grant:  RG to receive an award of equity in Tigrent which shall equal 9.9% of the Tigrent’s outstanding common stock on as converted basis (if applicable).  Once the shares are issued to RG, RG shall promptly file on its behalf a Form 13 D filing, indicating that RG holds in excess of 5% of the outstanding shares in Tigrent.  Tigrent shall reimburse RG for certain of RG’s expenses in connection with this filing as more specifically set forth in Section A.IV.1.(d) of this letter.  The stock will be subject to a shareholder rights agreement, which will include piggy back rights and demand rights exercisable after January 1, 2011.  RDE shall redeem RG’s entire membership interest in RDE (49%) in exchange for RDE’s distribution to RG of the Data Base (as defined below) free and clear of any liens or encumbrances.

(B)                               Customer Database:  All capitalized terms in this section will have the definition provided to it in the Operating Agreement.  The “Data Base” means the Data Base referenced in Section 2.8 of the Operating Agreement.

Pursuant to Section 2.8.3 of the Operating Agreement, upon dissolution of RDE, each Member is to be deemed a joint owner of any leads contributed by the

Company (the “Leads”). In consideration for all the other provisions contained in this settlement, the parties agree that upon execution of the Definitive Settlement Agreement: (a) RG will be the sole owner of the leads contributed to the Data Base by the Company so long as RG uses and discloses each lead in conformance with the privacy policy under which it was collected and all applicable law and (b) Tigrent forfeits its rights in the Leads and will have access to and use the Leads solely as permitted by the Cooperative Marketing and Advertising Agreement contemplated by Section C of this LOI.  RG assumes responsibility for and will comply with all current and future laws, rules, regulations and official guidelines regarding the distribution of the Data Base to RG as contemplated herein or the use or disclosure of any information within the Data Base, including any use or disclosure by RG to Tigrent or PEI (as defined below).

(C)                               Cooperative Marketing and Advertising Agreement. Tigrent and Rich Dad will enter into, and shall use best efforts to join Legacy Learning, LLC, a Delaware limited liability company, dba Professional Education Institute (“PEI”) in, a cooperative marketing and advertising agreement (the “Cooperation Agreement”) that aligns the interests of all 3 companies that are core to the Rich Dad brand.  The intent of the Cooperation Agreement is to create and implement a cross-company marketing strategy that is transparent, creates a seamless experience for Rich Dad customers and is fair to all the partners.  See Section C below for more information.

(D)                               New Rich Dad Operating Company, LLC License.  Tigrent, as licensee, and Rich Dad, as licensor, will enter into a new content and license trademark license agreement (the “2010 License Agreement”).  See Section B below for more information.

(E)                                 RG Specific Release.  RG on behalf of itself, Robert T. Kiyosaki, Kim Kiyosaki, CASHFLOW Technologies, Inc., Rich Dad, and their affiliates, past, present and future officers, directors, shareholders, parent corporations, subsidiary corporations, agents, attorneys, and employees (the “RG Parties”) hereby fully and forever release, remise and discharge RDE, Tigrent, its past, present and future officers, directors, shareholders, parent corporations, subsidiary corporations, agents, attorneys, and employees (each a “Tigrent Party”), of and from certain claims and demands arising out of the relationship between the parties, any agreement executed between the parties, including the Administrative Services Agreement, the WIN License Agreement, the Rich Dad Operating Agreement and the Rich Dad License Agreement (each as defined below), which are specifically limited to: any and all such claims and demands directly or indirectly, known or unknown, suspected or unsuspected but arising out of claims and demands previously made by RG related to (each of the following are individually and collectively referred to herein as the “RG Claims”):

(i)                                    past legal, accounting, financial advisory fees incurred by RG for which RG did not obtain reimbursement of approximately $545,175,

(ii)                                past costs related to the operation of RDE for which RG did not obtain reimbursement $37,900,

(iii)                            and the release of specified Claims related to the operations of RDE approximately $10,050,000, detailed as follows:

(a)                      Rich Global had been underpaid $1,050,339 in royalties as of the date of the Notice;

(b)                     Whitney Education Group (“WEG”) has failed to ensure that state sales tax payments are made on a timely basis, subjecting RDE to penalties in addition to the tax payments;

(c)                      WEG had been overpaid in excess of $4,000,000 in management fees as of the date of the Notice pursuant to the only effective agreements in place;

(d)                     The offset credit of $5,000,000 that WEG claimed against RDE for fulfilling RDE’s obligation to students who do not attend the seminars for which they paid by sending those students DVDs of the course materials;

(e)                      allegations of brand damage in an unspecified amount; and

(f)                        any and all claims alleged by RG in its purported letter of default dated March 27, 2009.

Notwithstanding the specific nature of the release of the Claims, this Section will not apply to any Claims for indemnification or contribution based on or arising out of Claims made by the Learning Annex.

Covenant Not to Sue.  RG, on behalf of itself and each RG Party, covenants not to sue or to initiate any legal or administrative proceeding against any Tigrent Party with regard to any or all of the RG Claims released in this Agreement.

(F)                                 Tigrent General Release.  Tigrent, on behalf of itself and the Tigrent Parties, hereby fully and forever releases, remises and discharges the RG Parties, of and from any and all claims and demands of every kind and nature, known and unknown, regarding the RG Parties, or arising out of the relationship between the parties, any agreement executed between the parties, including the Administrative Services Agreement, the WIN License Agreement, the Rich Dad Operating Agreement and the Rich Dad License Agreement, or arising out of any liability due or fees and expenses owed by any RG Party to any Tigrent Party at any time prior to and including the execution date hereof, suspected and unsuspected, disclosed and undisclosed, including, without limitation, with respect to all claims and demands for breach of contract, promissory estoppel, detrimental reliance, fraud, and misrepresentation, and for any and all damages actual and consequential, past, present and future, claims for attorneys fees, and all other forms of relief (the “Tigrent Claims”).

Notwithstanding the general nature of the release, this Section will not apply to any claims for indemnification or contribution based on or arising out of claims made by the Learning Annex.

Covenant Not to Sue.  Tigrent, on behalf of itself and each Tigrent Party, hereby covenants not to sue or to initiate any legal or administrative proceeding against any RG Party with regard to any or all Tigrent Claims released in this Agreement.

(G)                               Student Fulfillment.  Tigrent retains sole responsibility for fulfillment of the student coursework, including but not limited to the student course work related to RDE.  Tigrent agrees to fulfill all student course work required by those students who paid for RDE basic training, Rich U or Tigrent’s Advanced Training.  Further, Tigrent covenants and agrees that, subject to the provisions of Section B (V) of this Letter of Intent and the attainment of the Reserve Goal set forth therein, it will maintain a cash position of not less than 30% of its deferred revenue, so as to have ample funds to address student fulfillment.

(H)                               Termination of Agreements.  The parties agree to terminate the following agreements in connection with the execution and delivery of this Settlement Agreement:

(i)                              the Administrative Services Agreement by and between Tigrent Group Inc. formerly known as Whitney Education Group, Inc. and RDE dated July 18, 2006, as amended, if any (the “Administrative Services Agreement”).

(ii)                                the License Agreement by and between Tigrent formerly known as Whitney Information Network, Inc., as licensor and RDE, as licensee dated July 18, 2006, as amended, if any (the “WIN License Agreement”).

(iii)                            the License Agreement by and between RG as licensor and RDE as licensee dated July 18, 2006 (the “Rich Dad License Agreement”).  Any Royalties due and owing as of the termination date shall paid payable to RG by RDE in accordance with the royalty rates set forth in the 2010 License Agreement.

(I)                                    Winding Up and Dissolution of RDE.  Tigrent agrees to take reasonable steps to promptly wind up and dissolve RDE.  The parties agree that RDE will conduct no new business of any form.

Tigrent acknowledges that 1 of the effects of the redemption of RG’s interest in RDE is that Tigrent would retain any and all liabilities related to the operation of RDE.  Prior to the dissolution of RDE, Tigrent shall (a) assume RDE’s outstanding debts and liabilities, including but not limited to those obligations and duties related to fulfillment of student course work and (b) transfer, deposit assign or otherwise designate all funds from the accounts of RDE into Tigrent accounts.

(J)                                 Transfer of Rich Global interest to Tigrent.  In consideration, for the issuance of the Tigrent Stock Grant, RG will transfer its membership interest in RDE to RDE.

(K)                               Tigrent Board of Directors; Consultation Right on Certain Hires.  Tigrent will consult with Rich Dad prior to hiring any C.E.O., C.F.O., or any officer that reports directly to the C.E.O.  All information disclosed as part of the search will be considered Tigrent Confidential Information.

(L)                                Amendment to Operating Agreement.  The Operating Agreement shall be amended as follows:

(i)            Built In Gain Property.  The Members hereby acknowledge and agree that they have not contributed any property to a company where the Internal Revenue Code (the “Code”) Section 704 (b) book value of the property differs from the contributing partner’s adjusted tax basis in such property.  There is no property contributed to the company with built-in gains or built-in losses are commonly known as “Section 704 (c) property.”

(ii)           Amendment and Restatement of Section 3.1.  Section 3.1 shall be deleted in its entirety and replaced with the following:

3.1          Distributions.  Except as expressly set forth in Section 9 or as otherwise proved below, and subject to the provisions of Section 2.7 hereof, Members have no right to receive, demand or expect any distributions of cash or property prior to dissolution.  Each calendar quarter, the Manager shall determine in its reasonable judgment Net Cash Flow, if available, which shall be distributed to the Members, which distributions of Net Cash Flow shall be made in the following priority:

First, proportionate to their respective Unreturned Capital Contributions until each Member’s Unreturned Capital Contribution has been reduced to zero (the parties hereto acknowledge that as of the date of this Operating Agreement, Unreturned Capital Contributions for each Member is zero);

Second, to the Members until their pro rata portion of their capital accounts are equal to the percentage of profits interest as set forth on Exhibit A of all capital account balances.

Third, Net Cash Flow shall be distributed to all Members based on their percentage of profits interest as set forth on Exhibit A.

Such distributions, if any, shall be made at the times and in the amount and manner set forth in writing in a resolution of the Manager.  Such distributions, if any, shall be in cash, as determined by the Manager and shall be made within 60 days following the end of each calendar quarter during which such Net Cash Flow is available.

(iii)         Amendment and Restatement of Section 4.1.  Section 4.1 shall be deleted in its entirety and replaced with the following:

4.1          Allocation of Profits and Losses.

4.1.1       Profits shall be allocated and credited to the Capital Accounts of the Members as follows and in the following order of priority:

First, among the Members in an amount equal to the Losses, if any, allocated to their Membership Interests pursuant to Section 4.1.2 and not previously offset by Profits allocated to their Membership Interests pursuant to this Section 4.1.1.  The Profits allocated pursuant to this Section 4.1.1 shall be allocated among such Members to offset Losses on a year-by-year basis, with the Profits first offsetting the Losses allocated in the year most recent to the year of such Profits allocation and then to offset Losses in the preceding years with the most recent Losses being offset first in the proportion that each such Member’s allocable share of the Losses for each such years bears to the total Net Loss allocated for such year; and

Second, to such Members, in proportion to their Profits Interest set forth on Exhibit A.

4.1.2       Losses for each year shall be allocated and charged to the Capital Accounts of the Members as follows and in the following order of priority:

First, among the Members in an amount equal to the Profits previously allocated to the Members and not previously offset by losses allocated pursuant to this Section 4.1.2.  The Losses allocated pursuant to this Section shall be allocated between the Members to offset Profits on a year-by-year basis, with the Losses first offsetting the Profits allocated in the year most recent to the year of such Profit allocation and then to offset Profits in the preceding years, with the most recent Profit being offset first in the proportion that each Members’ allocable share of the Profits for such year bears to the total Profits allocated for such year;

Second, among such Members in an amount up to but not exceeding such Member’s positive Capital Account in the proportion that each such Member’s Capital Account bears to the aggregate Capital Accounts of all such Members;

Third, among such Members in an amount up to be not exceeding their at-risk basis in their Membership Interest under Code Sections 704(d) and 465 (which would permit the Members with at-risk basis to incur negative capital accounts);

Fourth, any suspended Losses which have been allocated to a Member for which a Member has no at-risk basis and for which the suspended Losses have been carried over to another year in which the Member has no at-risk basis, and if such other Member has at-risk basis, such Loss shall be reallocated from the Member which has no at-risk basis to the Member which has the at-risk basis; and

Thereafter, to such Members, in proportion to their Profits Interest set forth on Exhibit A.

(M)         Recitation of Prior Tax Status.  Tigrent managed the prior business as Manager, and served as tax matters partner in that capacity.  Rich Global, LLC did not have any authority to change or vary those decisions.

(N)          Tax Matters.

1.1.         The Parties hereby agree that effective February 28, 2010, at 11:59 p.m., that RG has withdrawn as a Member of RDE and that Tigrent, after such date is the sole member of RDE.  From and after such date, RG shall not be allocated any items of income, loss or credit from the business or operations of RDE.

1.2.         The Parties acknowledge and agree that Tigrent has served as the Tax Matters Member in connection with RDE.  The Tax Matters Member was and is authorized and empowered to act for and represent RDE and each of its members before the Internal Revenue Service in any audit or examination of any RDE tax return and before any court selected by the Tax Matters Member for judicial review of any adjustment assessed by the Internal Revenue Service (“IRS”).  The Parties specifically acknowledge that the Tax Matters Member shall be liable to RG for any loss, damage, liability or expense suffered by RG on account of any failure or action taken or omitted to be taken by the Tax Matters Member in his or her capacity as “Tax Matters Member” or in the preparation of tax returns, if the Tax Matters Member has not discharged his or her duties as “Tax Matters Member” in good faith and in the best interest of RG and RDE.  All reasonable out-of-pocket expenses incurred by the Tax Matters Member in his or her capacity as such shall be considered expenses of RDE for which the Tax Matters Member shall be entitled to full reimbursement.  No reimbursement shall be due or owing from RG in connection with Tigrent acting as a Tax Matters Member. Nothing in this Section 1.2 shall limit the ability of the Members to take any action in their individual capacity relating to tax audit matters that is left to the determination of an individual member under Code Sections 6222-6232.

1.3.         Tax Returns/Representations and Warranties.  Tigrent and the Tax Matters Member hereby represent and warrant to RG that:

(a)           RDE has filed or caused to be filed (on a timely basis since 2006) all federal, state and local income, employment and other tax returns (“Tax Returns”) that are or were required to be filed by or with respect to the business and operations of RDE pursuant to applicable state, local and federal laws (“Legal Requirements”).   Tigrent and the Tax Matters Member have delivered to RDE true and correct copies of all federal and state income Tax Returns filed since 2006.  RDE has paid, or made provision for the payment of, all taxes that have or may have become due by RDE pursuant to the Tax Returns or otherwise (“Taxes”), or pursuant to any assessment received by RDE and Tigrent, except such Taxes, if any, which are being contested in good faith and as to for which adequate reserves (determined in accordance with GAAP) have been provided and have provided true, correct and accurate Form K-1’s to its members.

(b)           The United States federal and state income Tax Returns of RDE subject to the Taxes have been audited by the IRS or are closed by the applicable statute of limitations for federal tax purposes for all taxable years through 2005.  No audits are being contested as of the date hereof.  Tigrent and the Tax Matters Member have not been given any notice of any audit or adjustments to the United States federal income or state Tax Returns filed by RDE and RDE has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of RDE or for which RDE may be liable.

(c)           There exists no proposed tax assessment against RDE.  No consent to the application of Section 341(f)(2) of the Internal Revenue Code has been filed with respect to any property or assets held, acquired, or to be acquired by RDE. All taxes that RDE is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

(d)           All Tax Returns filed by RDE are true, correct, and complete other than federal and state amended returns for 2007 to be filed.

(e)           As of the end of 2008, RG’s tax capital account was ($2,142,240) of which ($565,938) resulted from tax losses from operations, which losses were suspended for tax purposes because of the at-risk provisions of the IRC (“Suspended Losses”).  $1,576,302 was a withdrawal or distribution in 2008 for which no income was allocated to RG as a result of such withdrawal or distribution.

(f)            As of the end of 2009 for the period commencing January 1, 2009 and ending December 31, 2009 (“2009 Tax Period”), RG’s tax capital account is estimated to be ($2,398,405) of which an additional ($0) resulted from losses from operations, which losses were suspended for tax purposes because of the at-risk provisions of the IRC and $256,165 was a withdrawal or distribution in 2009 for which no income was allocated to RG as a result of such withdrawal or distribution.

(g)           As of February 28, 2010 for the period commencing January 1, 2010 and ending February 28, 2010 (“2010 Stub Period”), RG’s tax capital account immediately prior to the redemption of its units is estimated to be ($1,832,467) of which the $565,938 increase resulted from a reallocation of income to restore the full amount of tax losses previously allocated to RG that were greater than the member’s at-risk basis.  RG has no obligation to restore the negative capital account in RDE.

1.4.         Notwithstanding the foregoing,

1.4.1.      The parties hereto acknowledge that no allocations of taxable income, gain and loss from RDE on Form K-1(s) shall be made to RG after the 2010 Stub Period.  No taxable income or gain shall be allocated to RG from RDE for the 2009 Tax Period and for the 2010 Stub Period except in connection with any: (i) failure to restore RG’s capital account or make up a deficit in its capital account, or (ii) income recognized as a result of any curative or remedial allocations under Internal Revenue Code Regulations 1.704-3(c)(1) and 1.704-3(d).  Notwithstanding the forgoing, if any such allocations of taxable income or gain, are made for the 2009 Tax Period, the 2010 Stub Period or pursuant to any amended return for any prior period, which income or gain exceeds the suspended losses of RG as of the end of the Stub Period, or thereafter, Tigrent shall remit to RG, upon issuance of the K-1(s), the amount of any tax liabilities (including tax, interest or penalty) incurred by RG for such period, based upon a presumed 45% combined federal and state income tax rate. Any and all other items of income or gain, other than the qualified income offset,  for RDE for the 2009 Tax Period and for the 2010 Stub Period for the qualified income offset, and thereafter, shall be allocated to Tigrent.    With respect to the 2009 Net Taxable Income (Loss) allocated to RG, such allocation shall be made by September 15, 2010 and with respect to the 2010 Stub Period Taxable Income (Loss) allocated to RG, such allocation shall be made by November 15, 2010.

1.4.2.      RG shall have the right to review, comment and approve (such approval shall not be unreasonably withheld) the Form 1065 and on all Form K-1s in which any income or loss from RDE is allocated to RG 10 business days before they are issued for the 2009 Tax Period and for the 2010 Stub Period.  Also, RG shall have the right to review, comment and approve (such approval shall not be unreasonably withheld) on all amended Form K-1s, or amended tax returns, for any prior tax years in which RG is allocated income, loss or gain from RDE 10 business days before they are issued.  If RG shall disagree with and Form 1065, Schedule K-1s, or amendments thereto, it shall notify the Tax Matters Member and Tigrent of such disagreement in writing within 30 days after delivery of the Schedule K-1s, Form 1065 or amendments thereto, which notice shall set forth in reasonable detail the particulars of such disagreement.  If RG fails to provide such a notice of disagreement within such 30 -day period, then RG shall be deemed to have accepted the Schedule K-1s, Form 1065 or amendments thereto and the Schedule K-1s, Form 1065 or amendments thereto delivered by the Tax Matters Member and Tigrent shall be final, binding and conclusive for all purposes hereunder.  If any such notice of disagreement is timely provided by RG, then the Tax Matters Member, RG and Tigrent shall use their reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Schedule K-1s, Form 1065 or amendments thereto.  If, at the end of such period, they are unable to resolve such disagreements, then the division of McGladrey & Pullen, LLP responsible for, and familiar with, preparing tax returns for corporations and other entities (or such other independent accounting firm of recognized national or regional standing as may be mutually selected by the Tax Matters Member, RG and Tigrent) (the “Tax Firm”) shall resolve any remaining disagreements relating to the Schedule K-1s, Form 1065 or amendments thereto.  The Tax Firm shall determine, as promptly as practicable, but in any event within 60 days of the date on which such dispute is referred to the Tax Firm, based solely on written submissions forwarded by the Tax Matters Member, RG and Tigrent to the Tax Firm within 10 business days following the Tax Firm’s engagement and such other information that the Tax Firm reasonably requests in order to resolve the issues in such written submissions, whether and to what extent (if any) the Schedule K-1s, Form 1065 or amendments thereto require adjustment.  The Tax Matters Member and Tigrent shall provide the Tax Firm access to the employees, books and records of RDE to the extent necessary or requested by the Tax Firm for the purpose of the Tax Firm making its determination.  The determination of the Tax Firm shall be final, conclusive and binding on the parties

1.4.3.      Tigrent and the Tax Matters Member shall provide to RG, within 15 business days after receipt by Tigrent and the Tax Matters Member, copies of all IRS notices or adjustments relating to RDE.  In addition, except as may be prohibited by applicable law, Tigrent, the Tax Matters Member and RG agree to make available to the other at the requesting party’s sole expense any of the RDE’s records in the non-requesting party’s custody or control for the purpose of preparing any tax return or preparing for or defending any tax related examination of the requesting party by any governmental authority.  The party requesting such record shall reimburse the non-requesting party for out-of-pocket costs and expenses incurred by the non-requesting party.  The non-requesting party shall afford access to records during normal business hours and upon not less than 5 business days prior request, shall be subject to such reasonable limitations as the non-requesting party may impose to delete competitively sensitive information and shall not extend to any information subject to a claim of privilege unless expressly waived by the party entitled to claim the privilege.  Access to records pursuant to this Subsection 1.4.3 shall be subject to the confidentiality provisions of Section 1.4.4.  The Parties shall make such requests set forth above pursuant to the notice provisions set forth in the Definitive Settlement Agreement.

1.4.4.      The Parties agree as follows: (a) with respect to tax returns not yet filed with the IRS or any state relating to the 2009 Tax Period and for the 2010 Stub Period, the Parties will file their returns consistent with K-1s prepared by Ehrhardt Keefe Steiner & Hottman PC,  which are consistent with the terms and conditions of this Agreement, and will not take positions with the IRS or state tax authorities which are inconsistent with such K-1s (this assumes that any differences between the returns and drafts provided are agreed to by the parties), and (b) with respect to tax returns filed for tax years prior to the 2009 Tax Period, the Parties will not take any positions with the IRS or state tax authorities which are inconsistent with the Form K-1s filed for the Companies for those years.  The Parties are aware of the income tax consequences of the allocations made by this Agreement and the economic impact of the allocations on the amounts receivable by them under this Agreement.  Each Party agrees not take a position on his, her or its own tax return that is inconsistent with a position taken on the Company’s tax return.  A Party’s filing of a tax return containing such an inconsistent position shall constitute a breach of this Agreement.  Any Party breaching this Agreement shall be required to hold each of the Companies and the other Parties harmless for, from, and against any and all costs, liability and damages that they may incur (including, but not limited to, incremental tax liability and attorneys’ fees and expenses) as a result of such breach, but net of any tax benefit inuring to the Indemnified Party.

1.4.5.                  The parties agree that no deferred gain shall be allocated to RG relating to assets described in Section 751(a) of the Internal Revenue Code.

IV.                    General Provisions:  The Definitive Settlement Agreement shall have the following provisions:

1.             Representations & Warranties:

a.                                     That the execution, delivery and performance of this Agreement and of any other documents contemplated by this Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized, and each of and all such agreements have been duly executed and when delivered by it, will constitute the valid and binding obligations of such party.

b.                                     Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or require any notice or consent under any certificate of incorporation or bylaws, or articles of organization or operating agreement, if applicable, or any applicable law or statute or any agreement or obligation by which by which the parties are bound.

c.             Investment Representations.  RG understands that the equity securities have not been registered under the Securities Act.  RG also understands that the Equity securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon RG’s representations contained in this Agreement.  RG hereby represents and warrants as follows:

(i)            RG Bears Economic Risk.  RG has substantial experience in evaluating and investing in the securities of companies similar to Tigrent so that it is capable of evaluating the merits and risks of its investment in Tigrent and has the capacity to protect its own interests.  RG must bear the economic risk of this investment indefinitely unless the equity securities are registered pursuant to the Securities Act, or an exemption from registration is available.  RG understands that Tigrent has no present intention of registering the equity securities.  RG also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow RG to transfer all or any portion of the equity securities under the circumstances, in the amounts or at the times RG might propose.

(ii)           Acquisition for Own Account.  RG is acquiring the equity securities for RG’s own account for investment only, and not with a view towards their distribution.

(iii)         RG Can Protect Its Interest.  RG represents that by reason of its, or of its management’s, business or financial experience, RG has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, RG is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

(iv)          Accredited Investor.  RG represents that it is indirectly wholly-owned, and controlled by, accredited investors within the meaning of Regulation D under the Securities Act.

(v)            Company Information.  RG has had an opportunity to discuss Tigrent’s business, management and financial affairs with directors, officers and management of Tigrent.  RG has also had the opportunity to ask questions of and receive answers from, Tigrent and its management regarding the terms and conditions of this investment.

(vi)          Rule 144.  RG acknowledges and agrees that the equity securities are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  RG has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about Tigrent, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any 3-month period not exceeding specified limitations.

(vii)         Residence.  RG is a limited liability company and the offices in which its investment decision was made is located at the following address:

4330 North Civic Center Plaza

Suite 100

Scottsdale, Arizona  85251

d.             Registration Rights.

Demand Rights: Commencing January 1, 2011, if RG request that the Company file a Registration Statement covering the registration of all of the equity securities issued to RG pursuant to the transactions contemplated hereby, Tigrent will use its best efforts to cause such shares to be registered.  Tigrent shall have the right to delay such registration under certain circumstances for 1 period not in excess of 90 days in any 12 month period.

Company Registration:  RG shall be entitled to “piggy-back” registration rights on all registrations of Tigrent or on any demand registrations of any other investor subject to the right, however, of Tigrent and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions.

Expenses:  Tigrent shall reimburse RG for expenses it incurs with respect to such registration, including but not limited to filing costs associated with RG’s filing of its Form 13 D and the reasonable fees and expenses of special counsel (but exclusive of underwriting discounts and commissions) in an aggregate amount not to exceed $20,000.

Other Provisions:  Other provisions shall be contained in a definitive investor rights agreement with respect to registration rights as are reasonable, including cross-indemnification, the period of time in which the registration statement shall be kept effective, and underwriting arrangements.  There will not be any additional Lock—Up Provisions.

2.             Indemnification.  Each of the Parties shall indemnify and hold harmless the other, and the other’s affiliates, from and against any loss, cost, damages and expenses arising from the party’s breach of any statute, regulation, ordinance or other law in connection with the performance of its duties assumed herein.

3.             Cooperation.  Each of the Parties will, from time-to-time, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments as may be reasonably required for the carrying out of the intention of or facilitating the performance of this Agreement.

4.             Joint Press Release.  The Parties agree to issue the joint press release in the form of Exhibit A attached hereto.

5.             Domain Name Assignment Agreement.  Tigrent shall assign to Rich Dad the “Rich Dad Education” domain name as provided in Exhibit B.

6.             Binding Effect.  This Agreement shall be binding on and inure to the benefit of the successors, heirs, representatives, or assigns of the Parties hereto.

7.             No Admission of Wrongdoing.  This Agreement does not constitute an admission that any of the Parties or any person or entity violated any local, state, or federal ordinance, regulation, ruling, statute, rule of decision, or principle of common law, or that any of the Parties or any person or entity engaged in any improper or unlawful conduct or wrongdoing.  By entering into this Agreement, no Party admits any liability or wrongdoing to another Party, nor shall this Agreement be considered as an admission of liability, nor shall any Party characterize this Agreement as an admission of liability.

8.             Severability.  The Parties have fully negotiated all of the provisions of this Agreement.  In the event there is litigation involving this Agreement and the court concludes that provisions in this Agreement are unenforceable for whatever reason, the court shall have the authority to modify the provisions to make said provisions enforceable, if possible, as set forth in this Agreement or otherwise.  Further, the unenforceability or invalidity of any provision shall not affect the enforceability of the other provisions.

9.             Voluntary and Knowing Agreement.  The Parties enter into this negotiated agreement freely and voluntarily with full and complete knowledge of the meaning and legal significance of the terms of this Agreement.  The Parties have had an opportunity to discuss each provision of this Agreement with independent legal counsel and the terms are fully understood and voluntarily accepted by each of them.

10.          Entire Agreement.  This Agreement represents and contains the entire Agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior and oral and written agreements and understandings with respect to the subject matter hereof.  No inducement, representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter hereof shall be relied upon by the Parties unless expressly set forth herein.  This Agreement may not be amended or modified except by an agreement in writing signed by the Party against whom the enforcement of such modification is sought.

11.          Choice of Law.  This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Arizona, without respect to its conflict of law provisions.  Each Party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or Maricopa County Superior Court sitting in Maricopa County, Arizona, and agrees that such courts shall be the exclusive forums for the resolution of disputes between the Parties under this Agreement.  In the event of any dispute between the Parties regarding this Agreement, the prevailing Party shall be entitled to collect attorneys’ fees, costs, and other expenses from the other Party or Parties to the dispute.

12.          Headings.  The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

13.          Counterparts.  This Agreement may be executed simultaneously in 2 or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.          Compliance with Applicable Laws.  Each of the parties hereto will use reasonable efforts to comply with all applicable federal and state laws, rules and regulations.

15.          Notice.  All notices or other communication concerning this Agreement shall be provided, in writing, to the address below.  Notice shall be deemed received: (a) when delivered, if hand delivery; (b) upon return receipt, if sent certified mail with return receipt; (c) upon confirmation of successful delivery, if by facsimile transmission; (d) 3 business days after mailing, if sent regular mail.  A Party may change notice address information by delivering a notice with such information in compliance with this Section.

16.          The addresses for notice are:

To Rich Dad:

Rich Dad Operating Company, LLC

Attention:  Neil R. Dubé, General Counsel

4330 North Civic Center Plaza

Suite 101

Scottsdale, Arizona  85251

Facsimile:  (480) 348-1439

With a copy to:

Charles W. Lotzar

Lotzar Law Firm, P.C.

6263 North Scottsdale Road, Suite 216

Scottsdale, Arizona  85250

Facsimile:  (480) 905-0321

To Tigrent:

Tigrent Inc.

Attention:  James E. May, Chief Administration Officer
and General Counsel

1612 E. Cape Coral Parkway

Cape Coral, Florida  33904

Facsimile:  (239) 540-6501

With a copy to:

Cooley Godward Kronish LLP

Attention:  Eric Tobias, Special Counsel

One Freedom Square, Reston Town Center

11951 Freedom Drive

Reston, Virginia  20190-5656

Facsimile:  (703) 456-8100

17.          Survival.  Sections       , and        through        of this Agreement and any other provisions which in accordance with its terms is intended to survive this Agreement will survive and shall continue in full force and effect thereafter.

B.            RICH DAD OPERATING COMPANY, LLC LICENSE WITH TIGRENT INC. (the “2010 License”)

I.              Parties:

(a)	Rich Dad Operating Company, LLC (“Rich Dad”) as Licensor.
(b)	Tigrent Inc. (“Tigrent”) as Licensee.
(c)	Rich Global, LLC (“RG”) as a consenting party as it relates to the use of the Data Base.

II.            Date:  March      , 2010:

III.          Definitions.  The terms used herein have the following meanings:

(a)           “Gross Revenue” means revenue actually received by Tigrent directly or indirectly related to the Rich Dad Education Business, specifically including any funds received on promissory notes collected from students, but excluding any merchant fees, taxes, shipping, refunds (e.g., returns, right of recession, NSF checks, and credit card chargebacks), rebates, bad debt and any sums paid to PEI.

(b)           “Rich Dad Education Business” means the business to be undertaken by Tigrent pursuant to the Rich Dad License based on students whose contact information was obtained directly or indirectly in connection with the Rich Dad brand and the Rich Dad Business includes all forms of revenue subsequently obtained by Tigrent from such students, including but not limited to revenue from the Rich Dad Basic Training, Rich U, Tigrent Advanced Training, Tigrent mentoring, Tigrent subscription services, and the like.

(c)           “Royalty Fee” means either the Current Royalty Payments or the Fulfillment Royalty Payments, as applicable.

(d)           “Royalty Rate” means: (a) during the Reserve Replenishment Period, 8% of Gross Revenues which is due and payable as Current Royalty Payments and Fulfillment Royalty Payments and (b) after the Reserve Replenishment Period, 10% of Gross Revenues, which is due and payable as the Post-Reserve Goal Royalty Payments.

(e)           “Current Royalty Payments” means Tigrent’s monthly payments to Rich Dad in an amount equal to 3% of Gross Revenues.

(f)            “Fulfillment Royalty Payments” means Tigrent’s monthly payments to Rich Dad based on actual student course fulfillment or student contract breakage in an amount up to 5% of Gross Revenues associated with the applicable student’s contract which were the subject of the course fulfillment or student contract breakage.  Until the Reserve Goal is achieved and maintained, all Fulfillment Royalty Payments shall be deposited into the Reserve Account and such amounts shall be deemed to be still owing to Rich Dad as provided in Section V(c) (distribution of excess funds from Reserve Account).

(g)           “Post-Reserve Goal Royalty Payments” means the royalty that is due and payable to Rich Dad after the Reserve Goal has been met (i.e., after the Reserve Replenishment Period, as defined below, has been completed) and is equal to 10% of Gross Revenue.

(h)           “Rich Dad Personality” means any authors or co- authors of a work in the “Rich Dad”, “Rich Dad Advisors”, “Rich Family”, “Rich Woman”, “Rich Life” or similar series of books and all other individuals or concerns directly or in directly related to “Rich Dad”, “Rich Dad Advisors”, “Rich Family” , “Rich Woman”, “Rich Life” or affiliated brands which may be designated by either Robert T. Kiyosaki or Kim Kiyosaki in his or her sole discretion.

(i)            “Adjusted EBITDA” means Adjusted EBITDA as publically reported by Tigrent.

(j)            “Cash Operating Profit” or “COP” shall mean the Total Adjusted Cash Sales less the sum of:

(1)    all direct course expenses;

(2)    all advertising and sales expenses, including commissions; and

(3)    9% of Total Cash Sales; which is included in order to estimate the amount of cash outlays which is recorded as deferred expenses.

(k)           “COP Ratio” shall mean the ratio between COP and the sum of Tigrent’s:

(1)   G & A;

(2)   Royalties; and

(3)   Legal expenses.

(l)            “Total Adjusted Cash Sales” means the figure which is the sum of PEI concessions and Total Cash Sales.

IV.           Payments.  The Current Royalty Payments and the Post-Reserve Goal Royalty Payments shall be remitted no later than 15 calendar days after the end of each calendar month via wire transfer to an account specified by Rich Dad.  Any Current Royalty Payments and Fulfillment Royalty Payments that are not paid within 15 calendar days after the end of a given month shall be considered delinquent.  Interest shall accrue on such delinquent Current Royalty Payments and Fulfillment Royalty Payments amounts at a rate of 12% per annum until such past due amounts including any and all accrued interest on such amounts are paid in-full.

V.            Fulfillment Reserve.  The parties recognize the desirability of maintaining a cash reserve sufficient to ensure that Tigrent can fulfill contractual commitments to RDE and/or Tigrent students.  For this purpose, Tigrent will establish a separate, restricted reserve account for the purpose of fulfilling outstanding contractual student commitments and paying to Rich Dad the Fulfillment Royalty Payments (the “Reserve Account”).  The Reserve Account will be on deposit with Wells Fargo Bank, N.A. (or a different banking institution acceptable to Rich Dad) (the “Bank”), as trustee, Tigrent as trustor, in favor of the students of the Rich Dad Education Business who have contracted for classes that have not yet been fulfilled, and Rich Dad, as beneficiaries.  The Reserve Account will be governed by a collateral trust agreement between the Bank and Tigrent that is in a form acceptable to Rich Dad and that will be modified only with Rich Dad’s consent.  In order to protect its brand, Rich Dad requires cash collateral to secure Tigrent’s obligations and duties to fulfill student contracts and to secure Tigrent’s obligation to pay to Rich Dad the Fulfillment Royalty payments and the parties are each willing to contribute funds to be used as cash collateral for those obligations and duties.  Rich Dad’s rights in respect of the cash collateral will be subordinated to the fulfillment of the student contracts.  It is the stated goal of both parties that the Reserve Account will accumulate an amount of funds which when summed with the trust account contemplated by Section VI below and RDE’s and Tigrent’s merchant deposit reserve funds results in an amount equal to 30% of Tigrent’s Deferred Revenue associated with the Rich Dad Education Business (the “Reserve Goal”). The Reserve Account will be maintained for the duration of the term of the 2010 License.  The parties will use best efforts to reach the Reserve Goal as soon as possible on a commercially reasonable basis.  To meet the Reserve Goal, the parties will do the following between the Effective Date and the date that the Reserve Goal is met (the “Reserve Replenishment Period”):

(a)           On a monthly basis, Tigrent will deposit the applicable monthly Fulfillment Royalty Payment into the Reserve Account.

(b)           Within 25 days of the conclusion of each calendar month, Tigrent will calculate its Average Cash Balance as of the end last day of the month.  “Average Cash Balance” means the average cash balance of all unrestricted funds in Tigrent accounts for the prior 90 day period, but specifically excludes (i) proceeds from the sale of, or other realization on, non-core assets and (ii) any cash accounts from RDE made available to Tigrent.  In the event that the Average Cash Balance is in excess of $6,000,000, Tigrent will sweep the excess into the Reserve Account; provided, however, such deposits maybe reduced or not made to the extent the resulting amount of funds in the Reserve Account is in excess of the Reserve Goal.  Under such circumstances, the Reserve Goal must remain achieved and maintained for the given month.  The parties agree that Tigrent will not be required to make the first sweep until July 25, 2010 based upon the Average Cash Balance for April, May and June, 2010.

(c)           In addition to these cash deposits, the parties will work cooperatively to increase student fulfillment and reduce Deferred Revenue.  Examples of such cooperation may include, attendance by Robert and Kim Kiyosaki at Rich Dad Education events, or special marketing programs intended to increase the likelihood of student fulfillment.

(d)           Within 30 days of June 30 and December 31 of each calendar year of the Agreement, Tigrent will determine if the Reserve Account exceeds the Reserve Goal.  If Tigrent determines the Reserve Account does exceed the Reserve Goal, then the excess funds will be withdrawn from the Reserve Account and shall be first applied to the Fulfillment Royalty Payments that are due to Rich Dad and second to Tigrent for actual expenses related to fulfillment of student agreements.

(d)           Deferred Revenue. Tigrent will report to Rich Dad the Tigrent Deferred Revenue and the actual amount contained in the Reserve Account.  Such reports will be delivered within 25 days of the end of the applicable month.  Tigrent will consult with Rich Dad with respect to the progress being made to achieve the Reserve Goal.

(e)           Covenants

(i)  Covenants Associated Cash Operating Profit.

(A)      “Cash Operating Profit” or “COP” shall be monitored as a management tool to measure profitability of operations on a cash basis, without regard to non-cash items.

(B)       “Monthly COP Target” means the COP goal for any particular month.  The Monthly COP Targets for FY 2010 shall be as separately agreed to by the parties.  The Monthly COP Target for each of Tigrent’s subsequent fiscal years shall be as set forth in Tigrent’s AOP for such fiscal year as approved pursuant to Section XXIV of this LOI.   The parties shall confer on a monthly basis to review and discuss Tigrent’s progress in achieving the Monthly COP Targets.

(C)       Profit Hurdle. Commencing April 2010, and each month thereafter, Tigrent shall prepare a report by the 25th of such month to determine whether its operations have generated not less than 85% of the aggregate COP Targets for the prior 3 calendar months (the “Profit Hurdle”).  Failure to achieve the Profit Hurdle shall be a material breach of this Agreement.

(ii)           Limits on Capital Expenditures for non-Rich Dad business.  Tigrent’s capital expenditures associated with any and all businesses other than the Rich Dad Education Business will not exceed $500,000 during any calendar year without the approval of Rich Dad, which will not be unreasonably withheld.

(iii)          Financial Information.  Tigrent has supplied RG on the date hereof financial projections (individually and collectively, the “Information”), with the intent that RG would rely on the Information, to the extent reasonable to do so. The Information represents good faith estimates of the performance of Tigrent for the periods stated therein based upon assumptions which were believed in good faith to be reasonable when made in all material respects.

(iv)          Quarterly Business Review.  Each calendar quarter, RD and Tigrent will meet to review and discuss Tigrent’s financial performance during the prior quarter.  Such discussions will include:

•      Adjusted EBITDA (as publically reported by Tigrent) as a tool to measure the profitability of Tigrent on cash—basis, as opposed to an accrual—basis.

•      COP Ratio will be used to determine the COP’s ability to provide coverage for certain expenses that are not related to direct course expenses.

•      Total Adjusted Cash Sales

VI.           Renegotiation of Revenue Share for Tigrent Referrals made to PEI: The parties acknowledge that Tigrent is attempting to renegotiate the Amendment and Restatement of the Letter Agreement by and between RDE and PEI dated March 23, 2007 (the “Amended Letter”).  Specifically, Tigrent is attempting to revise the Amended Letter Agreement so that Tigrent’s revenue share associated: (a) with coaching programs sold by Tigrent is increased and (b) coaching sales sold from Tigrent or RDE Leads is increased.  It is the expectation of the parties that these increased revenue shares to Tigrent will facilitate the projected achievement of the Reserve Goal and shall be deposited by Tigrent, as trustor, into a second separate trust account with Wells Fargo Bank, N.A. (or a different banking institution acceptable to Rich Dad) (the “Bank”) for the benefit of students of the Rich Dad Education Business who have contracted for classes that have not yet been fulfilled.  Rich Dad will its commercially reasonable efforts to facilitate and support discussion between PEI and RDE and gain agreement on these changes.

VII.         License Grant:

(a)           Exclusive License.  Rich Dad will provide Tigrent an exclusive right and license to use, sell, offer to sell, make, reproduce, distribute, publicly perform, publicly display, modify and otherwise commercially exploit (collectively “Utilize”) the Licensed Rich Dad Business Information solely within the Territory and solely within the Exclusive Field of Use.  Any and all goodwill related to the use of the Rich Dad trademarks and copyrights inures to the benefit of Rich Dad.  Tigrent is not permitted to distribute any products or services including Licensed Rich Dad Business Information outside the seminars and alternative fulfillment vehicles expressly permitted by this Agreement.  This License is not transferable and it may not be sublicensed to any party without Rich Dad’s prior written consent, which may be withheld in its sole and absolute discretion, provided however that Tigrent may sublicense any of the rights and licenses granted hereunder to its subsidiaries limited to, Tigrent Learning, Inc., Tigrent e-Learning, Inc., Tigrent Group, Inc., Tigrent Learning U.K. Ltd., Tigrent Learning Canada, Ltd, Tigrent Enterprises, Inc., and Tigrent Communications, Inc.

(b)           Licensed Business Information.  The term “Licensed Rich Dad Business Information” as used in the Term Sheet shall mean the following:

(i)            The Rich Dad trademarks and the Domain Name;

(ii)           Likenesses, and voices, of Robert and Kim Kiyosaki (subject to prior approval of Rich Dad);

(iii)         Documents and other data (whether in human or machine-readable form) containing information regarding customers, prospective customers; and

(iv)          Principles, books, information and other materials of Rich Dad, Robert Kiyosaki or Kim Kiyosaki to the extent that any such materials are incorporated in any Seminar Materials, Marketing Materials or other materials created by Tigrent and approved by Rich Dad as contemplated by this LOI and the definitive licensing agreement.

(c)           Non-exclusive license.  A non-exclusive right and license to utilize the Licensed Rich Dad Business Information solely within the Territory and solely within the Non-exclusive Field of Use.

(d)           Limited to the Term and the Approved Languages.  The licenses and rights granted will be limited to the Approved Languages and the Term, except that Tigrent may exercise any of the rights and licenses for a period of 24 months after the termination of this

Agreement as necessary to successfully fulfill any customer contracts that were executed prior to the end of the termination of this Agreement.

(e)           Trademark and Name, Likeness and Voice Licenses.  A non-exclusive license to use, reproduce, publicly display, publicly perform and distribute: (a) the Rich Dad trademarks and (b) the name, likeness and voices of Robert and Kim Kiyosaki to the extent provided or approved by Rich Dad; but solely in the Exclusive Field of Use, the Non-exclusive Field of Use and in the Territory.  All such uses will be subject to Rich Dad’s prior written approval which may be withheld in Rich Dad’s sole and absolute discretion.

VIII.            Exclusive Field of Use means live, in-person seminars and training courses on real estate investing, business, entrepreneurship, the stock market, and other financial market investing (the “Permitted Subjects”).  Excluded from the Exclusive Field of Use are: (a) live, in-person seminars of any kind conducted by Rich Dad or any affiliate of Rich Dad at which any of the following are featured speakers: Robert Kiyosaki, Kim Kiyosaki, or any Rich Dad Personality; and (b) live, in-person classes taught in schools (K-12), colleges or universities to matriculated students as part of an academic curriculum.

IX.           Non-Exclusive Field of Use means: (a) via DVD or MP3 and (b) interactive learning programs designed specifically for the Internet, but only to the extent such interactive learning programs are related to the stock market, subject to the prior written approval of Rich Dad which may be withheld in Rich Dad’s sole and absolute discretion.

X.            Intellectual Property.  If Rich Dad rightfully terminates the License Agreement due to a material breach by Tigrent (including any Event of Default set forth in Section XIX), then Tigrent will provide to Rich Dad a non-exclusive, perpetual, transferable, sublicensable right and license to Utilize: (a) any intellectual property developed by RDE or Tigrent that was branded with the Rich Dad logos and that was used as part of: (i) the free preview seminars or (ii) the basic seminars, and (b) the Rich U advanced course materials.  For the avoidance of doubt, the parties state that this license is not intended to provide any intellectual property developed by RDE or Tigrent related to any Advanced training, seminars or courses (except the Rich U Advanced course materials), as these materials are based on intellectual property developed by or on behalf of RDE or Tigrent without reference to Rich Dad intellectual property.

XI.           Audit Rights.  Rich Dad to have audit rights; if audit reveals a material deviation (greater than 10%), then Tigrent shall pay for reasonable auditor expenses.  All audits will be conducted at Tigrent’s offices by a nationally or regionally recognized audit firm, proposed by RG and consented to by Tigrent, during normal business hours and in a manner that will not be disruptive to Tigrent’s business.  Rich Dad will provide no less than 10 days written notice of any such audit and the third party auditors may not be paid on a contingency fee basis.

XII.         Territory:  United States, United Kingdom, and Canada.

XIII.        Approved Languages:  English and Spanish.

XIV.        Term:  December 31, 2014, unless terminated earlier in accordance with the definitive agreement.  Notwithstanding the above, certain provisions, including the licenses, will survive termination to the extent necessary, which will not exceed 36 months, to allow Tigrent the opportunity to fulfill contracts executed prior to the date of termination.

XV.         Termination:  Option to terminate to be held by the non-defaulting party based on an Event of Default listed in Paragraph XIX below or any other material breach.  The defaulting party shall have the right to cure an Event of Default, upon receiving written notice by the non-defaulting party specifying an Event of Default, within 30 days of such notice, unless the default cannot be cured within such 30-day period, but the defaulting party can show to the non-defaulting party that it has taken reasonable steps to cure such default.  Notwithstanding the foregoing, the following Events of Default are not subject to any cure period, and create an immediate option to terminate for the non-defaulting party: XIX (iv), XIX (vi), XIX (vii), XIX (x) through XIX (xv).

XVI.        Choice of Law, Venue, and Dispute Resolution:  Maricopa County, Arizona, under Arizona law without regard to choice of law principles.  Any controversy or claim will be determined by binding arbitration in accordance with the rules of Judicial and Administrative Mediation Services (hereinafter “JAMS”).  If the parties cannot agree on a JAMS arbitrator 20 calendar days after notification of the claim, JAMS will appoint an arbitrator to hear the matter and not by court action.  The parties shall share equally all initial costs of arbitration.  All decisions of the arbitrator shall be final, binding, and conclusive on all parties.  Notwithstanding the above, claims related to termination of this Agreement, intellectual property, confidentiality and/or injunctive relief will not be subject to arbitration.  The prevailing party shall be entitled to reimbursement of attorneys’ fees, costs, and expenses incurred in connection with the arbitration or litigation.

XVII.      Performance Level Reporting

(a)           Tigrent to meet the following performance standards:

(i)            Customer Service Measurements.  The Agreement to contain simple yet effective ways to measure and improve customer satisfaction levels and to prevent recurring problems.

(ii)           Leading Indicators.  Those indicators that if managed correctly should lead to a reduction in customer complaints and a resultant rise in customer satisfaction.

(iii)         Timeliness.  Service Level/Average Speed of Answer.  This is how quickly the average telephone call is answered.  Tigrent’s goal is to answer 80% of the calls within 3 minutes.

(iv)          Abandonment or percentage of calls not answered.  Tigrent’s goal is less than 20% of the calls should abandon within 90 days of the execution of the definitive license agreement, 18% at the 180 day mark and 15% at the 270 day mark.  Tigrent will test announcing current hold time to anyone who is placed on hold.

(v)            Responsiveness to satisfy customers who call/write or e-mail with a concern, complaint or request.  Tigrent’s goal shall be to have an acknowledgement within 24 hours - 100% of the time.  The goal is to conclude the request, excluding refund requests, which would include the customer being notified and agreeing to the handling as quickly as possible.  Tigrent’s goal is to resolve 80% of its requests within 72 hours.  Refund requests received in writing will be resolved, meaning an official determination on the refund will be issued within 10 business days 80% of the time. Should the customer issue a rebuttal to the determination, the process will start over again the date of the written rebuttal.

(vi)          Lagging Indicators.  Those indicators that if managed correctly, should lead to a reduction in certain areas of customer complaints and a resultant rise in overall customer satisfaction.

(vii)         Source of Complaints.  Customer Complaints from the following sources should be reviewed and categorized in order to understand how the organizations of people or processes need to be improved to avoid receiving a similar complaint in the future:

a.                    Robert T. Kiyosaki and/or Kim Kiyosaki

b.                    Rich Dad Operating Company, LLC

c.             Any Attorney General Complaint

d.             Any Complaint from a Private Attorney

e.             Any Better Business Bureau (“BBB”) Complaint

(viii)        Customer Surveys.  Feedback mechanisms that customers let Tigrent know:

(a)           What customers like about doing business with Tigrent.

(b)           In what areas customers want improvements.

(c)           Identify lagging indicators.  This should allow Tigrent to track satisfaction and dissatisfaction levels over time.  It is important that as Tigrent reviews the trends of lagging indicators, that Tigrent creates “Action Plans.”  These Action Plans should commit resources and talent to developing people and possibly a better process or policy that eliminates the sources of complaints.  Most attention is normally directed toward those complaints that are received most frequently.  Only by measuring these lagging indicators will Tigrent know where to focus its attention on.

(b)           Tigrent to report on each of the above performance covenants on a weekly basis, in a form suitable to Rich Dad, in Rich Dad’s discretion, subject to change by Rich Dad from time-to-time after discussion with Tigrent.

XVIII.     Limitations on Liability.  In no event will either party be liable for punitive damages.

XIX.        Events of Default:

(a)           Agreement to include clear and definite definitions of default, such as:

(i)            Tigrent fails to make any payment to Rich Dad pursuant to this Agreement when due;

(ii)           If royalty audit reveals a material deviation (greater than10%);

(iii)         Tigrent fails to timely perform its material obligations;

(iv)          Tigrent suffers any material levy, lien, or attachment (“Liens”) arising after the Effective Date, and fails to either bond or pay-off the Lien within 20 days;

(v)            Tigrent materially breaches any of its representations or warranties in this License Agreement;

(vi)          Tigrent files for Chapter 7 or Chapter 11 bankruptcy;

(vii)         Tigrent transfers all or substantially all of its assets;

(viii)        Issuance of a “going concern” qualification for Tigrent with respect to any fiscal year after 2010;

(ix)          Tigrent’s periodic reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended (the “Exchange Act”), fail to comply in all material respects with the requirements of the Exchange Act;

(x)           Tigrent suffers any material restriction on its ability to do business as a result of current or future lawsuits or governmental proceedings;

(xi)          Tigrent attempts to assign, transfer, or sublicense any of the rights and licenses granted without Rich Dad’s prior written approval, provided however that Tigrent may sublicense any of the rights and licenses granted hereunder to its subsidiaries limited to, Tigrent Learning, Inc., Tigrent e-Learning, Inc., Tigrent Group, Inc., Tigrent U.K. Ltd., and Tigrent Canada, Ltd.

(xii)         Tigrent’s withdrawal of funds from the Reserve Fund, prior to the attainment of the Reserve Goal, without Rich Dad’s prior written consent;

(xiii)       Tigrent’s withdrawal of funds from the Reserve Fund, after the attainment of the Reserve Goal, in any amount which would make it so the Reserve Goal was no longer met, without Rich Dad’s prior written consent;

(xiv)        Tigrent’s failure to fulfill at least 50% of the prior year’s ending Deferred Revenue

(xv)          Tigrent’s failure to program sufficient courses so that at least 75% of the prior years’ students have the opportunity to fulfill the course work purchased during the current calendar year.

XX.         Observation Rights

(a)           Tigrent will allow Rich Dad 1 representative, designated by Rich Dad in its sole discretion (the “Board Observer”), to attend all meetings of Tigrent’s Board of Directors in a nonvoting capacity, and, in connection therewith, Tigrent will provide to such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Tigrent provides to its Board of Directors provided, however, that Tigrent reserves the right to exclude such representative from access to any material or meeting or portion thereof if Tigrent reasonably believes, upon advice of counsel, that such exclusion is reasonably necessary in order for the directors to fulfill their fiduciary duties or to preserve the attorney-client privilege (such rights, “Board Observation Rights”).

(b)           Tigrent to pay, defend, protect, indemnify and hold Rich Dad and its members, managers, officers, employees, agents and assigns (the “Observer Indemnified Parties”), harmless for, from, and against any and all losses, causes of action (whether in contract, tort, or otherwise), claims, costs, damages, demands, judgments, liabilities, suits, and expenses (including, without limitation, reasonable costs of investigation, and attorneys’ fees and expenses) of every kind, character, and nature whatsoever arising out of the exercise of Rich Dad’s Board Observation Rights (individually and collectively, the “Observer Liabilities”), including any and all Observer Liabilities arising from the active or passive negligence of the Observer Indemnified Parties, provided, however, that such indemnification rights shall include active or passive negligence, but shall not extend to the gross negligence or willful misconduct of the Observer Indemnified Parties.

(c)           Observer Indemnified Parties shall notify Rich Dad of the existence of any claim, demand, or other matter to which Tigrent’s indemnification obligation applies, and shall give Tigrent a reasonable opportunity to defend the same at its own expense and with counsel satisfactory to the Observer Indemnified Parties; provided that the Observer Indemnified Parties shall at all times also have the right to fully participate in the defense at its own cost.

(d)           If the Observer Indemnified Parties are advised in an opinion of counsel that there may be legal defenses available to it which are different from or in addition to those available to Tigrent or if Tigrent shall, after receiving notice of Tigrent’s indemnification obligation and within a period of time necessary to preserve any and all defenses to any claim asserted, fails to assume the defense or to employ counsel for that purpose satisfactory to the Observer Indemnified Parties, the Observer Indemnified Parties shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf of, for the account of, and the risk of Tigrent.  Such claim or other matter; provided that the Observer Indemnified Parties may not enter into any settlement or compromise of any claim or other matter without Tigrent’s prior written approval.  In the event of the exercise of the right set forth in this subsection (d), Tigrent shall be responsible for the reasonable counsel fees, costs, and expenses of the Observer Indemnified Parties in conducting its defense.

(e)           To the extent permitted under Tigrent’s policy, Tigrent to add the Board Observer to its Directors and Officers insurance policy, and Tigrent shall provide the Certificate of Insurance showing coverage for the Board Observer within 15 days of Rich Dad’s request.

(f)            At the option of Rich Dad, to be exercised in its sole discretion, Tigrent will take reasonable efforts to cause 1 individual designated by Rich Dad to be appointed as a member of the Board of Directors of Tigrent

XXI.        Quality Control

(a)           The use of Licensed Rich Dad Business Information in any Seminar Materials or Seminar shall be subject to prior written approval of Rich Dad, including any such approval prior to the Effective Date of this Agreement.

(b)           Approval Process:  Licensee shall provide Rich Dad (to the attention of Marian Van Dyke) a syllabus (in such form as Rich Dad may reasonably request) for each Seminar and samples of all associated Seminar Materials (including any collateral items not bearing the Licensed Marks) prior to offering or conducting the Seminar or distributing or offering for sale or otherwise making available to the public the Seminar Materials.

(c)           Unless Rich Dad notifies Tigrent that the Seminar or Seminar Materials are rejected within 10 days from receipt by Rich Dad of the samples, Licensee may go forward with offering the Seminar Materials;

(d)           After samples have been approved in writing, Tigrent may not make any material change to the use of the Rich Dad Business Information in the merchandise or materials without Rich Dad’s prior written approval.

(e)           Tigrent shall provide Rich Dad, without charge, additional samples of each item of Seminar Materials from time to time as Rich Dad may request.

(f)            At the expense of Tigrent, Rich Dad shall have the right to audit seminar quality through attendance as follows:  Up to 12  3-day fulfillment seminars per year and up to 12 advanced training seminars per year.

(g)           Tigrent shall develop (at its own cost) all draft sales and marketing materials for the Program as the parties shall mutually agree from time-to-time (“Draft Marketing Materials”), and shall submit such draft materials to Rich Dad for Rich Dad’s approval, which Rich Dad may withhold in its sole and absolute discretion.

(h)           Rich Dad shall provide Tigrent with access to at least 1 Rich Dad employee with current knowledge of Rich Dad, Rich Dad IP, and Rich Dad’s brand marketing strategies, who can provide Tigrent that information for Tigrent to incorporate into PEI’s materials marketing the seminars.  The initial Rich Dad employee shall be Marian Van Dyke.

(i)            Upon receipt of the Draft Marketing Materials, Rich Dad shall have 5 business days to approve of the Draft Marketing Materials.  If Rich Dad rejects the Draft Marketing Materials, it shall so inform Tigrent in writing, and shall include in that writing the reasons for the rejections and any suggestions Rich Dad may have for changes to the Draft Marketing Materials.  If Rich Dad does not respond within 5 business days, the Draft Marketing Materials shall be deemed approved.

XXII           Definition of “Customer”:  Rich Dad defines a “Customer” as some someone who has completed the 10 steps in the CASHFLOW Club Kit.  While others may purchase Tigrent Programs, Rich Dad’s focus is on creating Customers as defined in this Paragraph.  Tigrent will be periodically asked to support Rich Dad in creating Customers as these people are far more likely to purchase Tigrent Programs than other RGs or users of Rich Dad’s products and services.

XXIII.        Access to Employees and Independent Contractors.  Tigrent will provide Rich Dad, and Robert and Kim Kiyosaki access to Tigrent employees, subject matter experts and independent contractors for the purpose of providing feedback between the parties related to seminar content and presentations, marketing and advertising review support, and product development and integration related to the Rich Dad brand and Rich Dad customers; provided that Rich Dad shall not directly or indirectly solicit, hire or interfere with the relationship of Tigrent and such employees and agrees to keep confidential any information relating to Tigrent and furnished to Rich Dad, using the same degree of care as Tigrent uses to protect its own confidential information.  Notwithstanding the foregoing, Rich Dad may also work with subject matter experts and independent contractors on activities, events and projects unrelated to Tigrent.

XXIV.       Business Plan.  Tigrent shall submit a Business Plan and Preliminary Budget for the upcoming year no later than November 1st of the current year.  Rich Dad shall have 10 business days from the date of submission of the Business Plan to approve or reject the proposed business plan. Rich Dad may, in sole and absolute discretion, reject the business plan.  In particular, Rich Dad will reject the business plan if:

(i)          the business plan fails to provide adequate opportunities for at least 75% of the prior years’ students to have the opportunity to fulfill the course work purchased during the current calendar year.

(ii)         the business plan requires multiple visits to the same cities and towns during the course of a year, at a level which Rich Dad determines, in its sole and absolute discretion to be detrimental to its brand.

If Rich Dad rejects a Business Plan hereunder, then the parties shall cooperate to attempt to resolve all issues that form the basis for such rejection.  Pending the resolution of such issues, Tigrent shall continue operate its business in a manner that reflects the principles of student fulfillment that form the underlying basis of this Agreement.

XXV.      Confidentiality.

a)             In performing the services under this Agreement, both Parties may be provided or may otherwise come into the possession of Proprietary Information (as defined below) and any other information regarding the business, affairs and services of the providing party that, under the circumstances of the disclosure should reasonably be considered confidential (hereinafter, the “Confidential Information”), all of which are valuable to the providing party or are required by law or good business practices to be held confidential.  Each party agrees to receive, hold and treat all Confidential Information received from any other party as confidential and secret and agrees to use its best efforts to protect the confidentiality and secrecy of such Confidential Information.  Each party agrees to only divulge Confidential Information to its employees or third parties who are required to have such knowledge in connection with the performance of their obligations under this Agreement and such party shall not disclose, directly or indirectly, any Confidential Information whatsoever, including without limitation, for its own benefit or any third party’s benefit.  Confidential Information does not include information which (i) was or becomes generally available to the public, (ii) was or becomes available on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, (iii) was within the receiving party’s possession prior to being furnished by or on behalf of other party, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, or (iv) the information is a duplication of materials that receiving party already possesses without an obligation of confidentiality.

b)             For purposes of this Agreement, “Proprietary Information” includes the following:

i.              “Intellectual Property” or “IP”, which means patents (whether issued or pending), copyrights (whether registered or not), trademarks and trade names (whether registered or unregistered); as well as concepts, developments, trade secrets, methods, systems, programs, improvements, inventions, data and information (whether in perceivable or machine-readable form), source codes, works of authorship and products whether or not patentable, copyrightable, or susceptible to any other form of protection, and whether or not reduced to practice or designated by either party as IP.

ii.            Any and all material provided to either party by or on behalf of the other party, including but not limited to customer databases, customer lists, customer information, product and service information, development platforms, unpublished artwork, tools, data and contents related to artwork, whether 2- or 3-dimensional, and all original and secondary audio or visual data.

c)             In association with the termination of this Agreement, each party shall destroy all copies of the Confidential Information, return all original documents and publicity materials, discontinue all use of computer links, erase all of the providing party’s Proprietary Information, including intellectual property contained in the receiving party’s computer memory or data storage, and destroy all Confidential Information stored on computer, disk, CD-Rom or computer backup within 90 days after this Agreement terminates.  The receiving party shall provide a certified document within 90 days stating that all Confidential Information in the receiving party’s possession has either been destroyed, erased, or returned, unless such Confidential Information is required to be disclosed pursuant to paragraph (e) below or for the fulfillment of any program.

d)             Each Party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the receiving party for any purpose other than for the performance of the rights and obligations hereunder during the terms of this Agreement and for a period of 5 years thereafter, without prior written consent of the disclosing party.  Receiving party further agrees that Confidential Information shall remain the sole property of the party providing such information and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential

Information by its employees.  The terms of this Section shall survive the termination of this Agreement.

(e)           The obligations regarding Confidential Information in this Section does not apply if: (a) the Parties have agreed in writing to a particular disclosure, use or copying; or (b) either Party (the “Disclosing Party”) is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required to comply with any applicable law or by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement.  In such case, the Disclosing Party will provide the other party with prompt notice of such request and consult with the other party to the extent practicable, so that it may seek an appropriate protective order or other appropriate remedy.  Subject to the foregoing, the Disclosing Party may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to the other party, the Disclosing Party is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the Disclosing Party must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

XXVI.       Enforcement of IP Rights.

a)             Enforcement of alleged infringement shall be at Rich Dad’s sole and absolute discretion, and at Rich Dad’s sole option.  Tigrent will not have any independent right to enforce Rich Dad IP rights. If the parties have notice that a person or concern is infringing on the use of the Licensed Rich Dad Business Information within the Exclusive Field of Use, and Rich Dad refuses to enforce its IP rights or allow Tigrent to enforce the IP rights granted under this Agreement, then such action will constitute a material breach of this Agreement.

b)             Rich Dad may, at its option, choose to grant Tigrent rights to pursue IP infringement on a case-by-case basis.

c)             “Intellectual Property” or “IP”, which means patents (whether issued or pending), copyrights (whether registered or not), trademarks and trade names (whether registered or unregistered); as well as concepts, developments, trade secrets, methods, systems, programs, improvements, inventions, data and information (whether in perceivable or machine-readable form), source codes, works of authorship and products whether or not patentable, copyrightable, or susceptible to any other form of protection, and whether or not reduced to practice or designated by either party as IP.

d)             Rich Dad may, at its option, choose to grant Tigrent rights to pursue IP infringement on a case-by-case basis.

XXVII.     Cross-Default.  Any default by Tigrent under the License Agreement will also constitute a default by Tigrent under the Cooperation Agreement (as defined below), meaning that a termination of the License Agreement will terminate the Cooperation Agreement.

C.            COOPERATIVE MARKETING AND ADVERTISING AGREEMENT.

Tigrent and Rich Dad shall enter into, and will use best efforts to join PEI in, a cooperative marketing and advertising agreement (the “Cooperation Agreement”) for the purposes of (a) extending the life of the Rich Dad brand to the greatest extent possible, (b) allowing each of the parties to operate profitably and cooperatively based on mutually aligned interests, (c) creating a more effective advertising spend for all parties and (d) resulting in a seamless Rich Dad brand from the prospective of the customers.  The material terms will include:

(i)            Initial Term: expiring December 31, 2014 (co-terminus with the Tigrent License Agreement).

(ii)           Territory:  U.S.A., United Kingdom and Canada.

(iii)         Languages:  English and Spanish.

(iv)          Media:  the manner in which the parties will coordinate the purchase of media on a monthly basis, including but not limited to print, television, radio, and on-line; the parties will coordinate efforts to reasonably ensure that they do not compete against each other in Search Engine Marketing (“SEM”) purchases.

(v)            Greater Leveraging of Customer Databases.  Each of the 3 parties has its own customer database.  Rich Dad is desirous of exerting additional control over its brand, while concurrently working cooperatively with Tigrent and PEI to utilize the Licensed Rich Dad Business Information.  The parties will enter into an agreed upon contact management strategy which will be managed and approved by Rich Dad, and revisited on a quarterly basis at or near the conclusion of each calendar quarter.  The activities of the parties will include:

(a)           coordinating new privacy policies that allow for better leveraging across the 3 companies for the benefit of the Rich Dad brand;

(b)           a coordinated contact management strategy that reasonably ensures that users do not opt-out of receiving messages and that each touch is driving to maximize the lifetime value of the user;

(c)           rationalizing the databases so that the database owner is properly incentivized to participate  (e.g., the party who owns each contact is driving to optimize the lifetime value of the person and the consideration it receives is commensurate in value with what it would have received had it reserved the contact for itself);

(d)           Rich Dad may provide free content and/or leverage Robert Kiyosaki, Kim Kiyosaki and other Rich Dad Personalities to help build the respective databases with fresh leads; and

(e)           ensuring that all 3 companies attempt to collect full contact information to enable geo-targeting.

(vi)          Cross Sales Training.  The 3 parties agree to establish a program of cross sales training; which will be reviewed and conducted on a quarterly basis.

(vii)         Student Pathways.  Student pathways to success established for:

(a)           Real estate,

(b)           Paper assets, and

(c)           Entrepreneurship.

Common agreement on student’s progression through the educational experience;

(viii)        Purchase of Advertising.  The manner in which advertising will be purchased on a monthly basis and reviewed on a calendar quarterly basis.

(ix)          Contact of Prospective Customer.  The manner in which customers or prospective customers and the Data Base will be contacted, along with the understanding that the customer contact strategy will be reviewed on a calendar quarterly basis.

(x)           Support of CASHFLOW Leaders.  The manner in which the 3 parties will support and compensate the CASHFLOW Club Leaders (“CFCLs”) and be compensated for such support.

(xi)          Compensation of CASHFLOW Leaders.  The manner in which CFCL’s will refer, and be compensated for, customers to the 3 parties.

(xii)         Rich Dad Seminars.  The manner in which Rich Dad proprietary seminars will be supported, so as to maximize their value to all parties.

(xiii)       Consultation with Rich Dad.  Tigrent and PEI will consult with Rich Dad related to any activities that will materially change the way the Rich Dad brand is presented to the public, including, without limitation, the hiring of any branding consultants.

(xiv)        The Cooperation Agreement will contain legal provisions that are customary and ordinary for an agreement of this nature.

(xv)          Primacy of Rich Dad Brand.  Tigrent and Rich Dad will develop and implement a strategy to enhance the primacy of the Rich Dad brand at Tigrent advanced trainings, through the use of such techniques as dual trademarks (with Rich Dad marks taking priority), disclosure of Tigrent’s status as a Rich Licensee in customer Tigrent’s customer contracts, and such other techniques as agreed by Rich Dad and Tigrent.

If the foregoing terms are acceptable, please indicate so by executing a copy of this letter below and returning one fully executed copy to me.  Please call me if you have any questions or comments.

Sincerely,

Tigrent Inc.

/s/ James E. May

James E. May
Chief Administrative Officer and General Counsel

Accepted and Agreed:

Tigrent Inc.:		Rich Global, LLC:

By:	/s/ Steven C. Barre	By:	/s/ Robert T. Kiyosaki
	Steven C. Barre		Robert T. Kiyosaki
	Lead Director		Managing Member

Date: March 16, 2010		Date: March 16, 2010

Rich Dad Operating Company, LLC:

		By:	/s/ Michael R. Sullivan
Michael R. Sullivan
Director of Operations

Date: March 16, 2010

TABLE OF EXHIBITS:

Exhibit A	-	Press Release

Exhibit B	-	Domain Name Assignment Agreement

EXHIBIT A

PRESS RELEASE

Rich Dad Companies and Tigrent Inc. Agree to Restructure Licensing Agreement

Steven C. Barre Appointed as Interim CEO of Tigrent

SCOTTSDALE, Ari. and CAPE CORAL, Fla., March 17, 2010 —Rich Dad Operating Company, LLC, Rich Global, LLC, and Tigrent Inc. (OTC Bulletin Board: TIGE) today jointly announced that they have entered into a letter of intent to amend and restructure the agreements pursuant to which Tigrent licenses the Rich Dad Brand.  Rich Dad Operating Company, LLC and Rich Global, LLC are entities controlled by Robert and Kim Kiyosaki.  Mr. Kiyosaki is the author of the internationally best selling Rich Dad Poor Dad and other books that teach readers about financial literacy.  Tigrent provides courses that are based on the teachings and philosophies outlined by Mr. Kiyosaki in the Rich Dad Poor Dad book series.

The new licensing agreement contains revised economic terms that improve Tigrent’s ability to provide customer fulfillment services to Rich Dad customers.  Additionally, Tigrent will provide the Rich Dad Companies with increased oversight in the areas of quality assurance and compliance.  The agreement also commits Tigrent to new standards of excellence in their commitment to provide customers of Rich Dad Education products the best of class solutions in all aspects of its offering — from sale to course completion.

The restructuring agreement contemplates the issuance of 9.9% of Tigrent’s issued and outstanding common stock to Rich Global and the redemption of Rich Global’s 49% interest in Tigrent’s affiliate that currently conducts the Tigrent-Rich Global operations.  Among other things, the transaction will enhance cooperation in advertising, marketing, and educational programs to provide seamless support to the Rich Dad brand and its customers.  The letter of intent contemplates that the parties will finalize the definitive agreements on or before March 31, 2010, but there can be no assurance that the parties will be able to enter into such definitive agreements.

Tigrent also announced that it has appointed Steven C. Barre to serve as its Interim Chief Executive Officer effective as of today’s date.  Mr. Barre has been on the Board of Directors of the Company since February 2008, and has served as the Company’s Lead Director since June 2008.  Mr. Barre has also served on the Company’s Audit and Compensation Committees.  Prior thereto, Mr. Barre served as Senior Vice President, General Counsel and Secretary of Jacuzzi Brands, Inc. (a New York Stock Exchange company with annual revenues in excess of $1 billion) from September 2001 until February 2007, when the company was sold. Mr. Barre served in various roles as in-house counsel from 1995 to 2001 for Jacuzzi Brands, Inc. (known as U.S. Industries, Inc. from 1995 to 2003) and from 1988 to 1995 for its former parent company, the U.S. arm of Hanson PLC, a large British-American industrial management company.  Prior to joining Hanson, Mr. Barre was a corporate attorney with the law firm of Weil, Gotshal & Manges.  Mr. Barre graduated from Cornell University in 1981 and Columbia Law School in 1984.

Tigrent also announced that Murray A. Indick, currently a member of Tigrent’s Board of Directors, was appointed as the Chairman of the Board of Tigrent. The position of Lead Director has been eliminated.

Tigrent also announced that Charles M. Peck, Tigrent’s former CEO, has left the Company.

##

About Tigrent Inc.

Tigrent Inc. (OTC Bulletin Board: TIGE) is a provider of educational training seminars, conferences and services across multiple delivery channels that help students become financially literate.  The company provides students with comprehensive instruction and mentoring in real estate and financial instruments investing, personal finance, and entrepreneurism in the United States, United Kingdom, and Canada.  Additional information can be found at www.tigrent.com.

About Rich Dad

The Rich Dad companies were formed based on the teachings of Robert Kiyosaki and Kim Kiyosaki.  In 1996, the Kiyosakis formed certain of the Rich Dad group of entities to raise global financial literacy.  The Kiyosakis continue their efforts on an international basis through the use of the Rich Dad series of books, CASHFLOW games, audio/video products, Internet channels, live seminars, and educational programs.

The Rich Dad series of books, launched with the “Rich Dad Poor Dad” book, was a New York Time bestseller for over 5 years and has sold copies throughout the world, translated into multiple languages.  “Rich Dad Poor Dad” has been followed by additional books in the Rich Dad series and the Rich Dad’s Advisor series.

Kim Kiyosaki is the author of the “Rich Woman” book; which is one of the top 50 best — selling personal finance books of all time.

Special Note Regarding Forward Looking Statements

This press release includes certain forward-looking statements which are based upon the Tigrent’s current expectations and involve a number of risks and uncertainties.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, Tigrent’s ability to successfully restructure its licensing agreement with Rich Global on or before March 18, 2010. In order for Tigrent to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that certain factors may affect these forward-looking statements, including but not limited to (i) Tigrent’s ability to enter into a definitive revised licensing agreement which set forth the new licensing terms and related restructuring agreements with Rich Global on or before March 18, 2010, and (ii) additional risks which are identified in the Company’s SEC filings, including but not limited to Tigrent’s Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:

Tigrent Inc.:	Constance Schwarberg
Corporate Secretary
Tel: 239-542-0643

Rich Dad Operating Company, LLC:

Jeff Rose / The Rose Group
Tel.: (310) 280-3710
jeff@therosegroup.com

EXHIBIT B

DOMAIN NAME ASSIGNMENT AGREEMENT

This Domain Name Assignment Agreement (the “Agreement”) is made as of March       , 2010, by and between Tigrent Inc., a Colorado corporation (the “Assignor”), the owner of record (either directly or through an intermediary proxy) for the Internet domain name listed on Schedule 1 attached hereto (the “Domain Names”), and Rich Dad Operating Company, LLC, a Nevada limited liability company (the “Assignee”).

For and in consideration of the consideration set forth in that certain Settlement Agreement and Mutual Release between Assignor, Assignee, and the other parties set forth therein, dated of even date herewith, the receipt and sufficiency of which are hereby acknowledged, the Assignor and Assignee hereto hereby agree as follows:

1.             Assignor agrees to transfer and hereby transfers to Assignee all of Assignor’s rights, title and interest, whether contractual, statutory or at common law, in and to the Domain Names.

2.             Assignee will contact the registrar of the Domain Names or another accredited domain name registrar and/or intermediary proxy (collectively, the “Registrar”) to initiate the process the Registrar requires to transfer the registration of the Domain Names to Assignee.  Assignor will cooperate in all respects with Assignee and the Registrar in completing the transfer of the Domain Names from Assignor to Assignee, including, but not limited to, executing any documents reasonably required or promptly responding to any telephone or e-mail communications from the Registrar confirming and approving of the Domain Name transfers.  The Assignee shall instruct the Registrar to contact the Assignor (as needed) at the notice address provided in the Settlement Agreement and Mutual Release.

3.             Assignor hereby irrevocably designates, makes, constitutes and appoints Assignee, its successors or assigns, the true and lawful attorney and agent-in-fact of Assignor with full power of substitution, for the benefit of Assignee to take any and all actions, to execute and deliver any and all documents and instruments and to institute and prosecute all proceedings, which Assignee may deem proper in order to transfer the Domain Names from Assignor to Assignee.

4.             This Assignment shall inure to the benefit of and is binding upon the respective successors and assigns of Assignor and Assignee.

5.             This Assignment may be executed simultaneously in 2 or more counterparts, each of which will be deemed an original, but all of which together will constitute 1 and the same instrument.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSIGNOR:	ASSIGNEE:

Tigrent Inc.,	Rich Dad Operating Company, LLC,
a Colorado corporation	a Nevada limited liability company

By:	By:
Michael R. Sullivan
Director of Operations

ACKNOWLEDGMENT

STATE OF	)
) ss:
County of	)

On this, the              day of March         , 2010, before me, the undersigned Notary Public, personally appeared                           , who being duly sworn and is the                              of Tigrent Inc., a Colorado Corporation, and acknowledged to me that, being authorized to do so, the foregoing instrument was voluntarily executed by the Assignor for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires:

ACKNOWLEDGMENT

STATE OF ARIZONA	)
) ss:
County of Maricopa	)

On this, the              day of March         , 2010, before me, the undersigned Notary Public, personally appeared Michael R. Sullivan, who being duly sworn and is the Director of Operations of Rich Dad Operating Company, LLC, a Nevada limited liability company, and acknowledged to me that, being authorized to do so, the foregoing instrument was voluntarily executed by the Assignee for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires:

SCHEDULE 1

www.richdadeducation.com